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THE PNC FINANCIAL SERVICES GROUP, INC.                            EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                                                                      Year ended December 31
                                            Nine months ended  ----------------------------------------------------------------
Dollars in millions                        September 30, 2001        2000          1999         1998          1997        1996
--------------------------------------------------------------  -----------   -----------   ----------    ---------- -----------
EARNINGS
Income from continuing operations before taxes         $1,226       $1,848        $1,788       $1,651        $1,595      $1,526
Fixed charges and preferred stock dividends
   excluding interest on deposits                         647        1,063         1,010        1,188         1,110       1,022
                                                --------------  -----------   -----------   ----------    ---------- -----------
     Subtotal                                           1,873        2,911         2,798        2,839         2,705       2,548
Interest on deposits                                    1,011        1,653         1,369        1,471         1,457       1,428
                                                --------------  -----------   -----------   ----------    ---------- -----------
     Total                                             $2,884       $4,564        $4,167       $4,310        $4,162      $3,976
                                                ==============  ===========   ===========   ==========    ========== ===========

FIXED CHARGES
Interest on borrowed funds                               $540         $915          $870       $1,065        $1,010        $985
Interest component of rentals                              39           50            44           33            26          27
Amortization of notes and debentures                        1            1             1            1             1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                         48           67            65           60            43           1
Preferred stock dividend requirements                      19           30            30           29            30           8
                                                --------------  -----------   -----------   ----------    ---------- -----------
    Subtotal                                              647        1,063         1,010        1,188         1,110       1,022
Interest on deposits                                    1,011        1,653         1,369        1,471         1,457       1,428
                                                --------------  -----------   -----------   ----------    ---------- -----------
    Total                                              $1,658       $2,716        $2,379       $2,659        $2,567      $2,450
                                                ==============  ===========   ===========   ==========    ========== ===========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                           2.89 x       2.74 x        2.77 x       2.39 x        2.44 x      2.49 x
Including interest on deposits                           1.74         1.68          1.75         1.62          1.62        1.62
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